Via Facsimile and U.S. Mail
Mail Stop 6010


September 26, 2005



Mr. Bruce Fairbairn
Chief Financial Officer
Swiss Medica, Inc.
53 Yonge Street, 3rd Floor
Toronto, Ontario, Canada  M5E 1J3

Re:	Swiss Medica, Inc.
	Form 10-KSB for the fiscal year ended December 31, 2004
	File No. 000-09489


Dear Mr. Fairbairn:

We have completed our review of your Form 10-K and have no further comments at this time.

								Sincerely,


								Kevin Woody
								Branch Chief


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Mr. Bruce Fairbairn
Swiss Medica, Inc.
September 7, 2005
Page 1